Exhibit 4.5

AMENDMENT NO. 1 TO
PREFERRED SHARES RIGHTS AGREEMENT
This AMENDMENT NO. 1 TO THE PREFERRED SHARES RIGHTS AGREEMENT (this "Amendment") is dated as of November 27, 2013 (the "Effective Date") and amends the Preferred Shares Rights Agreement, dated as of November 11, 2013 (the "Rights Agreement"), by and between Riverbed Technology, Inc., a Delaware corporation (the "Company"), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the "Rights Agent"). Capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Rights Agreement.
RECITALS
WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to the Distribution Date, the Company may amend the Rights Agreement in any respect without the approval of any holders of Rights Certificates, Preferred Shares or Common Shares;
WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 27 of the Rights Agreement; and
WHEREAS, the Rights Agent is hereby directed to join in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth herein, the parties hereby agree as follows:
1.Amendment of the Rights Agreement. Section 1(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:
(b)    "Acquiring Person" means any Person who or that, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 10% or more of the Common Shares then outstanding, but shall not include (i) any Exempt Person; (ii) any Existing Holder; or (iii) any Person who or that, together with all Affiliates or Associates of such Person, is the Beneficial Owner of less than 20% of the Common Shares then outstanding and who or that is entitled to file, and files, a statement on Schedule 13G (or any comparable or successor report) pursuant to Rule 13d‑1(b)(1) of the General Rules and Regulations promulgated under the Exchange Act, as in effect on the Rights Dividend Declaration Date, with respect to the Common Shares that are Beneficially Owned by such Person (a "13G Institutional Investor"); provided, however, that a Person who or that was a 13G Institutional Investor shall no longer be a 13G Institutional Investor from and after the time that it became subject to an obligation to file (regardless of the due date of such filing) a statement on Schedule 13D (or any comparable or successor report) pursuant to Rule 13d‑1(a), Rule 13d‑1(e), Rule 13d‑1(f) or Rule 13d‑1(g) of the General Rules and Regulations promulgated under the Exchange Act, as in effect on the Rights Dividend Declaration Date, with respect to the Common Shares that are Beneficially Owned by such Person, together with all Affiliates and Associates of such Person, and shall be deemed to be an Acquiring Person if it, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 10% or more of the Common Shares then outstanding at any point from and after the time that it first became subject to an obligation to file (regardless of the due date of such filing) such statement on Schedule 13D; provided, however, that if at such time the Beneficial Ownership of Common Shares then outstanding of such Person, together with all Affiliates and Associates of such Person, is not less than 10%, then such Person shall have 30 days from such time, but not including the initial day on which such time occurs, to reduce the Beneficial Ownership of Common Shares of such Person, together with all Affiliates and Associates of such Person, to less than 10% of the Common Shares then outstanding before being deemed to be an Acquiring Person, but shall be deemed to be an Acquiring Person if after reducing its, together with all Affiliates and Associates of such Person, Beneficial Ownership of Common Shares then outstanding to less than 10% of the Common Shares then outstanding it, together with all Affiliates and Associates of such Person, subsequently becomes the Beneficial Owner of 10% or more of the Common Shares then outstanding or if, prior to reducing its, together with all Affiliates and Associates of such Person, Beneficial Ownership of the Common Shares then outstanding to less than 10%, it, together with all Affiliates and Associates of such Person, increases its Beneficial Ownership of Common Shares then outstanding (other than as a result of an acquisition of Common Shares by any Exempt Person) above the lowest Beneficial Ownership of Common Shares of such Person, together with all Affiliates and Associates of such Person, at any time during such 30‑day period. Notwithstanding the foregoing, no Person will be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by an Exempt Person that, by reducing the number of Common Shares then outstanding, increases the proportionate number of Common Shares that are Beneficially Owned by such Person to 10% (or 20% in the case of a Person who is a 13G Institutional Investor) or more of the Common Shares then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 10% (or 20% in the case of a Person who is a 13G Institutional Investor) or more of the Common Shares then outstanding solely as the result of a reduction in the number of Common Shares then outstanding due to an acquisition of Common Shares by an Exempt Person and, after such acquisition by such Exempt Person, becomes the Beneficial Owner of one or more additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person will be deemed to be an Acquiring Person unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person does not Beneficially Own 10% (or 20% in the case of a Person who is a 13G Institutional Investor) or more of the Common Shares then outstanding.
Notwithstanding the foregoing, if the Board determines in good faith that a Person who would otherwise be an Acquiring Person has become such inadvertently (including because (A) such Person was unaware that it Beneficially Owned a percentage of the Common Shares that would otherwise cause such Person to be an Acquiring Person or (B) such Person was aware of the extent of the Common Shares that it Beneficially Owned but had no actual knowledge of the consequences of such Beneficial Ownership pursuant to this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests (including by entering into an agreement with the Company, which agreement is satisfactory to the Board in its sole discretion, to divest and subsequently divests in accordance with the terms of such agreement, without exercising or retaining any power, including voting power, with respect to such Common Shares) as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, then such Person will not be deemed to be or to have become an Acquiring Person at any time for any purposes of this Agreement. For all purposes of this Agreement, any calculation of the number of Common Shares outstanding at any particular time, including for purposes of determining the particular percentage of the outstanding Common Shares of which any Person is the Beneficial Owner, will include the number of Common Shares not outstanding at the time of such calculation that such Person is otherwise deemed to Beneficially Own for purposes of this Agreement, but the number of Common Shares not outstanding that such Person, together with all Affiliates and Associates of such Person, is otherwise deemed to Beneficially Own for purposes of this Agreement will not be deemed to be outstanding for the purpose of computing the percentage of outstanding Common Shares owned by any other Person.
2.    No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.
3.    Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
4.    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated; provided, however, that if any such excluded term, provision, covenant or restriction adversely affects the rights, immunities, duties or obligations of the Rights Agent, then the Rights Agent shall be entitled to resign immediately.

5.    Descriptive Headings. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.
6.    Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.
7.    Governing Law. This Amendment will be deemed to be a contract made pursuant to the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.
RIVERBED TECHNOLOGY, INC.
By:     /s/ Brett A. Nissenberg
    Name:    Brett A. Nissenberg
    Title:    General Counsel, Senior Vice
        President of Corporate and Legal
        Affairs and Secretary
COMPUTERSHARE TRUST COMPANY, N.A.
By:     /s/ Robert A. Buckley Jr.
    Name:    Robert A. Buckley Jr.
    Title:    Senior Vice President